Exhibit 2.2

AMENDMENT NO. 1

TO

STOCK PURCHASE AGREEMENT

This Amendment No. 1 to Stock Purchase Agreement (the “Amendment”) is made and entered into on this 18th day of October, 2005, by and among TRI-S SECURITY CORPORATION, a Georgia corporation (the “Purchaser”), and the shareholders (the “Shareholders”) of THE CORNWALL GROUP, INC., a Florida corporation (the “Company”) listed on the signature pages hereto.

RECITALS

WHEREAS, the parties hereto are parties to that certain Stock Purchase Agreement dated August 30, 2005 (the “Agreement”); and

WHEREAS, the parties hereto desire to amend the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto hereby agree as follows:

1.             Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Agreement.

2.             The definition of “Closing Date Per Share Purchase Price” in Section 1.1 of the Agreement is hereby amended in its entirerty to read as follows:

““Closing Date Per Share Purchase Price” means an amount equal to the quotient of: (a) the difference resulting from the Closing Date Payment minus the Additional ESOP Amount; divided by (b) the number of Outstanding Shares minus the shares owned by the ESOP.”

3.             Section 3.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Section 3.1           Purchase Price.  The aggregate amount to be paid to the Shareholders for the Shares (the “Purchase Price”) shall be equal to Thirteen Million Five Hundred Thousand Dollars ($13,500,000).”

4.             Section 3.2(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a)         On the Closing Date, the Purchaser shall:

(i)            deposit an amount equal to Four Hundred Twenty-Five Thousand Dollars ($425,000) (the “Escrow Amount”) (which total amount, as reduced from time to time through distributions in accordance with this Agreement and the Escrow Agreement (as hereinafter defined) and as increased by interest income and other earnings, including amounts paid under that certain Promissory Note of even date herewith attached hereto and incorporated by reference as Exhibit A (the “Promissory Note”), is hereinafter referred to as the “Escrow Fund”) into escrow with an escrow agent mutually acceptable to the Parties (the “Escrow Agent”) under an Escrow Agreement substantially in the form of Exhibit 3.2(a)(i) attached hereto (the “Escrow Agreement”); and

(ii)           pay or cause to be paid to the Shareholder Representative in accordance with Section 3.2(c), an amount (the “Closing Date Payment”) equal to the Purchase Price minus the Escrow Amount minus the Earnest Money Amount (if the conditions set forth in Section 3.4(a) or Section 3.4(b), as applicable, are satisfied), minus the original principal amount of the Promissory Note.”

5.             Section 3.2(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(b)         Upon receipt of the Closing Date Payment, the Shareholder Representative shall pay:

(i)            to the ESOP an amount equal to $5,228,580.22 (the “Additional ESOP Amount”); and

(ii)           and the remainder of the Closing Date Payment shall be paid to each Shareholder excluding the ESOP in an amount equal to (A) the Closing Date Per Share Purchase Price multiplied by (B) the number of Shares owned by such Shareholder as set forth on Schedule 1.1(a).”

6.             Section 9.3(d) of the Agreement is hereby amended and restated in its entirety to read as follows:

“the Escrow Agreement and the Promissory Note;”

7.             Except to the extent expressly amended pursuant to this Amendment, the parties agree that each of the provisions of the Agreement remain in full force and effect.

8.             This Amendment may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute the same instrument.

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Amendment, or caused this Amendment to be duly executed and delivered, all as of the date first above written.

TRI-S SECURITY CORPORATION

By:	/s/ Ronald G. Farrell
Name: Ronald G. Farrell
Title: Chief Executive Officer

SHAREHOLDER REPRESENTATIVE:

/s/ David Shopay
DAVID SHOPAY, individually and as
Attorney-in-Fact